UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 22, 2014

G&K Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN		55343
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 22, 2014, G&K Services, Inc. announced that Tracy C. Jokinen, age 45, will be joining the company on May 19, 2014. Effective June 29, 2014, after the previously announced retirement of Jeffrey L. Wright and following her orientation, Ms. Jokinen will assume the role of the company’s Chief Financial Officer. Prior to joining G&K, Ms. Jokinen spent the last 22 years with the Valspar Corporation in various positions of increasing responsibility. Most recently, Ms. Jokinen was Valspar’s Vice President, Corporate Finance. In this role, she was broadly responsible for Valspar’s tax, treasury, investor relations, internal audit, operations finance and corporate accounting (Controller) functions. Throughout 2012 through September 2013, Ms. Jokinen was Valspar’s Vice President, Finance & Strategy. Among other things, in this role, she was a leader of Valspar’s global finance organization with responsibility for business finance, international shared service centers in Europe and Asia and regional accounting teams. In addition, Ms. Jokinen directly managed regional CFOs in Asia, Europe, Latin America and Australia, together with senior finance directors for each strategic business unit. She advised senior Valspar management on the impact of various growth initiatives, profit improvement plans, capital and long range planning objectives, new strategies and regulatory actions. From 2008 to 2012, Ms. Jokinen was Valspar’s Vice President, Corporate Controller & Chief Accounting Officer. In this role, among other things, Ms. Jokinen acted as Valspar’s Chief Accounting Officer, responsible for the company’s SEC reporting obligations and global financial control policies. During that time, she established shared service centers in Europe and Asia, consolidating accounts payable, accounts receivable, treasury, general accounting and cost accounting for each region. Ms. Jokinen holds a bachelor’s degree in accounting from Saint Cloud State University.

In connection with her employment, Ms. Jokinen will receive an annual salary of $370,000 and will be eligible to receive a bonus of up to 60% of her base salary, assuming 100% achievement of targets, under the company’s Management Incentive Plan, with a maximum incentive payout of 200%. Effective May 19, 2014, Ms. Jokinen will receive a grant of restricted stock, the value of which will be $1 Million. One-half of the shares granted will vest equally over a period of three years, beginning on the first anniversary of the date of grant, and the remainder of which will vest equally over a period of five years, beginning on the first anniversary of the date of grant. Finally, Ms. Jokinen will be eligible to receive other customary perquisites and benefits offered to other similarly situated company executives, including participating in the company’s Deferred Compensation Plan and being eligible for separation and change in control benefits under the company’s Executive Severance and Change in Control Policy.

On April 22, 2014, the company also confirmed that Mr. Wright will continue as the company’s Executive Vice President and Chief Financial Officer through June 28, 2014, the last day of the company’s current fiscal year. Thereafter, Mr. Wright will remain with the company through a short transition period. Mr. Wright will retire from the Company’s Board of Directors on June 28, 2014.

Mr. Wright indicated that his decision to retire from the company’s Board of Directors was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On April 22, 2014, the Company issued a press release announcing Ms. Jokinen’s appointment. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release (furnished)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2014	By	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
	Its	Vice President, General Counsel and Corporate Secretary